Exhibit 99.1

NEWS RELEASE

For Immediate Release	Contacts: Media Inquiries: Karen Cutler 215-238-4063 cutler-karen@aramark.com Investor Inquiries: Ian Bailey 215-409-7287 bailey-ian@aramark.com

Aramark Announces Offering of Senior Notes

PHILADELPHIA, PA (May 16, 2016) — Aramark (NYSE: ARMK) announced today that its indirect wholly owned subsidiary, Aramark Services, Inc. (the “Issuer”), intends to privately offer $1,000 million aggregate principal amount of senior unsecured notes due 2024 (the “2024 Notes”) and senior unsecured notes due 2026 (together with the 2024 Notes, the “Notes”). The 2024 Notes are expected to constitute a further issuance of the $400 million aggregate principal amount of 5.125% senior notes due 2024 that were issued in December 2015. The Issuer intends to use the proceeds from the offering of the Notes to redeem a portion of the Issuer’s outstanding 5.75% senior unsecured notes due 2020, repay certain borrowings under its senior secured credit facilities and pay related fees and expenses.

The offering of the Notes will be made in a private transaction in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), in the United States only to investors who are reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act, or outside the United States in accordance with Regulation S under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes. The Notes have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

About Aramark

Aramark (NYSE: ARMK) delivers experiences that enrich and nourish people’s lives through innovative services in food, facilities management, and uniforms. United by a passion to serve, our 270,000 employees make a meaningful difference each day for millions of people in 21 countries around the world. Aramark is recognized as one of the World’s Most Admired Companies by FORTUNE, rated number one among Diversified Outsourcing Companies, as well as among the World’s Most Ethical Companies by the Ethisphere Institute. Learn more at www.aramark.com or connect with us on Facebook or Twitter.

NEWS RELEASE

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are based on management’s expectations, estimates, projections, and assumptions. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. Additional information regarding these factors is contained in the “Risk Factors,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and other sections of Aramark’s Annual Report on Form 10-K, filed with the SEC on December 1, 2015, as such factors may be updated from time to time in its other periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov and which may be obtained by contacting Aramark’s investor relations department via its website www.aramark.com.

#    #    #